Exhibit 5.1

20 March 2017

Aircastle Limited Clarendon House 2 Church Street Hamilton, HM 11 Bermuda	Matter No.:356887 Doc Ref: Legal –12253964v2 441-299-4993 jason.piney@conyersdill.com

Dear Sirs

Aircastle Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (Registration No. 333-203910), including the prospectus, which forms part of and is included in the Registration Statement (the “Base Prospectus”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on 6 May 2015, as supplemented by the prospectus supplement, dated 6 March 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the Company’s offer of US$500,000,000 principal amount of the Company’s 4.125% Senior Notes due 2024 (the “Notes”) to be issued under the Indenture, dated as of 5 December 2013 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of 20 March 2017 (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”), among the Company and Wells Fargo National Association, as trustee (the “Trustee”) and the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Indenture; and

(iv)	a form of the Global Note Certificate representing the Notes executed by the Company (the “Note Certificate”).

The documents listed in items (iii) and (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed a copy of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 20 March 2017, an extract of minutes of a meeting of the board of directors of the Company held on 9 February 2017 certified by the secretary of the company on 20 March 2017 and minutes of a meeting of the members of the Investment Committee of the board of directors of the Company held on 23 February 2017 certified by the secretary of the Company on 20 March 2017 (together, the “Minutes”).

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the accuracy and completeness of all factual representations made in the Prospectus and the Documents and other documents reviewed by us, (e) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (h) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due, (i) that the Company will issue the Notes in furtherance of its objects as set out in its memorandum of association.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. Except as described in the final paragraph of this opinion, this opinion is issued solely for the purposes of the filing of the Prospectus and the offering of the Notes by the Company, as described in the Prospectus, and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents including the issuance of the Notes.

3.	The Note Certificate has been duly executed by the Company, and when duly authenticated by the Trustee and delivered by or on behalf of the Company as contemplated by the Indenture, the Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K being filed with the Commission today, and to its incorporation by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited